Exhibit 2.1

CERTIFICATE OF CONVERSION

OF

SUGARFINA HOLDINGS LLC

(a Delaware limited liability company)

to

SUGARFINA CORPORATION

(a Delaware corporation)

Pursuant to Section 265 of the Delaware General Corporation Law

1)	The jurisdiction where the Limited Liability Company first formed is: Delaware.

2)	The jurisdiction immediately prior to filing this Certificate of Conversion is: Delaware.

3)	The date the Limited Liability Company was first formed is: October 3, 2019.

4)	The name of the Limited Liability Company immediately prior to filing this Certificate of Conversion is: Sugarfina Holdings LLC.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is: Sugarfina Corporation.

6)	The conversion shall be effective as of 12:01am Eastern Time on September 26, 2020.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate of Conversion on the 25th day of September, 2020.

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	Manager

CERTIFICATE OF INCORPORATION
OF

SUGARFINA CORPORATION

THE UNDERSIGNED, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware General Corporation Law”), hereby certifies that:

FIRST:            The name of this corporation is: Sugarfina Corporation (the “Corporation”).

SECOND:       The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, DE 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is: National Registered Agents, Inc.

THIRD:           The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:       (A) Classes and Numbers of Shares.  The aggregate number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

(i)	Twenty-Five Million (25,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); and

(ii)	Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and

 (B) Blank Check Powers.  The Corporation may issue any class of the Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

FIFTH:           The number of directors constituting the initial Board of Directors of the Corporation is three; and the name and address of the persons who are to serve as the initial directors of the Corporation are as follows:

NAME	ADDRESS

Paul L. Kessler	1700 E. Walnut Avenue, 5th Floor El Segundo, CA 90245

Diana Derycz-Kessler	1700 E. Walnut Avenue, 5th Floor El Segundo, CA 90245

Scott LaPorta	1700 E. Walnut Avenue, 5th Floor El Segundo, CA 90245

SIXTH:           Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:      The original bylaws of the Corporation shall be adopted by the incorporator; thereafter, in furtherance and not in limitation of the powers conferred by statute, the power to make, alter, or repeal the bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

EIGHTH:        (A)      To the fullest extent permitted by the Delaware General Corporation Law, as it exists on the date hereof or as it may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   (B)      The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

(C)       Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do hereby declare and certify that the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of September, 2020.

/s/ Scott LaPorta
Scott LaPorta, Sole Incorporator
1700 E. Walnut Avenue, 5th Floor
El Segundo, CA 90245